Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 November 22, 2010

Barclays Bank PLC Yield Optimization Notes with Contingent Protection

$• Notes linked to the American depositary shares of Vale S.A. due November 30, 2011

$• Notes linked to the common stock of Celanese Corporation due November 30, 2011

$• Notes linked to the common stock of JPMorgan Chase & Co. due November 30, 2011

$• Notes linked to the American depositary shares of BHP Billiton Limited due November 30, 2011

Investment Description

Yield Optimization Notes with Contingent Protection (the “Notes”) are unconditional, unsecured and unsubordinated notes issued by Barclays Bank PLC (the “Issuer”) linked to the performance of either the common stock or the American depositary shares of a specific company (collectively, the “underlying stock”). The Notes pay a coupon and provide either a return of principal or shares of the underlying stock at maturity. The coupon is designed to compensate you for the risk that you may receive, for each Note held at maturity, a share of the underlying stock that is worth less than your principal. At maturity, you will receive one share of the underlying stock (subject to adjustments in the case of certain events described in the accompanying prospectus supplement under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”) for each of your Notes if the closing price of the underlying stock on the final valuation date (the “Final Price”) is below the specified trigger price (the “Trigger Price”). Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the securities until maturity. Any payment on the Notes, including any contingent protection feature, is subject to the creditworthiness of the Issuer and is not either directly or indirectly, an obligation of any third party.

Features

❑	Income: Regardless of the performance of the underlying stock, the Notes will pay you coupons designed to compensate you for the possibility that you could lose some or all of your principal.

❑

Tactical Investment Opportunity: If you believe the underlying stock will trend sideways over the term of the Notes — neither moving positively by more than the coupon paid on the Notes or negatively by more than the amount of contingent protection — the Notes may provide improved performance compared to a direct investment in the underlying stock.

❑

Contingent Protection Feature: If you hold the Notes to maturity and the underlying stock does not close below the trigger price on the final valuation date, you will receive 100% of your principal, subject to the creditworthiness of Barclays Bank PLC, and you will not participate in any appreciation of the underlying stock. If you hold the Notes to maturity and the underlying stock closes below the trigger price on the final valuation date, you will receive one share of the underlying stock for each of your Notes, which may be worth less than your principal and may have no value at all.

Key Dates1

Trade Date	November 24, 2010
Settlement Date	November 30, 2010
Final Valuation Date[2]	November 23, 2011
Maturity Date[2]	November 30, 2011

[1]

Expected. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

[2]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement. If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.

Note Offerings

These terms relate to four separate Notes we are offering. Each of the four Notes is linked to either the common stock or the American depositary shares of a different company, and each of the four Notes has a different coupon rate, initial price and trigger price. The coupon rate, initial price and trigger price for each Note will be set on the trade date. The Notes will be offered at a minimum investment of the Initial Price which will be determined on the trade date. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon per Annum[l]	Total Coupon Payable[2]	Initial Price	Trigger Price	CUSIP	ISIN
American depositary shares of Vale S.A.	8.35% to 10.85%	8.35% to 10.85%	$•	80% of Initial Price	06740P775	US06740P7758
Common stock of Celanese Corporation	8.50% to 11.00%	8.50% to 11.00%	$•	80% of Initial Price	06740P767	US06740P7675
Common stock of JPMorgan Chase & Co.	6.60% to 9.10%	6.60% to 9.10%	$•	80% of Initial Price	06740P759	US06740P7592
American depositary shares BHP Billiton Limited	8.25% to 10.75%	8.25% to 10.75%	$•	80% of Initial Price	06740P742	US06740P7428

[1]	Paid monthly in arrears in 12 equal monthly installments. The actual coupon per annum will be determined on the trade date.
[2]	The actual total coupon payable will be determined on the trade date.

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and this free writing prospectus.

See “Key Risks” beginning on page FWP-5 of this free writing prospectus and “Risk Factors” beginning on page S-5 of prospectus supplement for risks related to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
	Total	Per Security	Total	Per Security	Total	Per Security
Vale S.A.	$•	100%	$•	2.00%	$•	98.00%
Celanese Corporation	$•	100%	$•	2.00%	$•	98.00%
JPMorgan Chase & Co.	$•	100%	$•	2.00%	$•	98.00%
BHP Billiton Limited	$•	100%	$•	2.00%	$•	98.00%

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Securities, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the four different series of Yield Optimization Securities with Contingent Protection that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if:

♦	You have a moderate to high risk tolerance.

♦	You are willing to receive shares of the underlying stock at maturity that may be worth less than your principal or may have no value at all.

♦	You believe the market price of the underlying stock is not likely to appreciate by more than the sum of the coupons paid on the Notes.

♦	You believe the final price of the underlying stock is not likely to be below the trigger price on the final valuation date.

♦	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the underlying stock.

♦	You are willing to accept the risk of fluctuations in the market price of the underlying stock.

♦	You are willing to invest in the applicable Note based on the applicable anticipated coupon range (the actual coupon rate will be determined on the trade date).

♦	You are willing to hold the Notes to maturity, a term of 12 months, and accept that there may be little or no secondary market for the Notes.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Notes.

The Notes may not be suitable for you if:

♦	You seek an investment that is fully principal protected.

♦	You are not willing to receive shares of the underlying stock at maturity.

♦	You believe the market price of the underlying stock is likely to appreciate by more than the sum of the coupons paid on the Notes by the final valuation date.

♦	You believe the final price of the underlying stock is likely to be below the trigger price on the final valuation date and will not be above the initial price on the maturity date.

♦	You are not willing to accept the risks of owning equities in general and the underlying stock in particular.

♦	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦	You are not willing to invest in the applicable Note based on the applicable anticipated coupon range (the actual coupon rate will be determined on the trade date).

♦	You are unwilling or unable to hold the Notes to maturity, a term of 12 months.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Notes.

♦	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the ‘Key Risks’ beginning on page FWP-5 of this free writing prospectus for risks related to an investment in the Notes.

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Common Terms for Each Offering of the Notes[1]

Issuer:	Barclays Bank PLC
Principal Amount per Note:	Equal to the initial price (as defined below) of the underlying stock.
Term[2]:	12 months
Coupon Payment:	Coupon paid in arrears in twelve equal monthly installments based on the coupon per annum, regardless of the performance of the underlying stock. The coupon per annum for Notes linked to the American depositary shares of Vale S.A. is expected to be between 8.35% to 10.85%, the coupon for Notes linked to the common stock of Celanese Corporation is expected to be between 8.50% to 11.00%, the coupon for Notes linked to the common stock of JPMorgan Chase & Co. is expected to be between 6.60% to 9.10% and the coupon per annum for Notes linked to the American depositary shares of BHP Billiton Limited is expected to be between 8.25% to 10.75%, and the actual coupon for each Note will be determined on the trade date. The table below assumes a coupon per annum for Notes linked to the American depositary shares of Vale S.A. of 9.60%, a coupon per annum for Notes linked to the common stock of Celanese Corporation of 9.75%, a coupon per annum for Notes linked to the common stock of JPMorgan Chase & Co. of 7.85% and a coupon per annum for Notes linked to the American depositary shares of BHP Billiton Limited of 9.50%.
1st Installment through 12th Installment[3]:

For Notes linked to the American depositary shares of Vale S.A.: 0.8000%

For Notes linked to the common stock of Celanese Corporation: 0.8125%

For Notes linked to the common stock of JPMorgan Chase & Co.: 0.6542%

For Notes linked to the American depositary shares of BHP Billiton Limited: 0.7917%

Trigger Price:	A percentage of the initial price of the underlying stock, as specified on the first page of this free writing prospectus.
Payment at Maturity (per Note)[4]

If the final price of the underlying stock is not below the trigger price on the final valuation date, at maturity we will pay you an amount in cash equal to your principal amount.

If the final price of the underlying stock is below the trigger price on the final valuation date, at maturity we will deliver to you one share of the underlying stock for each Note you own.

The principal protection on each Note is contingent. If the final price of the underlying stock is less than the trigger price on the final valuation date, the contingent protection is lost and your principal amount will be fully exposed to any decline in the underlying stock. As a result, the shares you may receive at maturity may be worth less than your principal and may have no value at all.

Closing Price:	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the applicable underlying stock on the trade date.
Final Price:	The closing price of the applicable underlying stock on the final valuation date.

Determining Payment at Maturity

You will receive shares of the underlying stock for each Note you own (subject to adjustments in the case of certain corporate events, as described in the accompanying prospectus supplement and this free writing prospectus).

♦	If the market price of the underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.

♦	If the market price of the underlying stock on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.

The principal protection on your Notes is contingent. If the final price of the underlying stock is less than the trigger price on the final valuation date, the contingent protection is lost and your principal amount will be fully exposed to any decline in the underlying stock. As a result, the shares you may receive at maturity could be worth less than your principal or may have no value at all.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.

[3]

Based on an assumed coupon per annum of 9.60% for Notes linked to the American depositary shares of Vale S.A., an assumed coupon per annum of 9.75% for Notes linked to the common stock of Celanese Corporation, an assumed coupon per annum of 7.85% for Notes linked to the common stock of JPMorgan Chase & Co. and an assumed coupon per annum of 9.50% for Notes linked to the American depositary shares of BHP Billiton Limited. The actual rates will be determined on the trade date. Coupon payments will be paid on the coupon payment dates listed in the table of coupon payment dates on page FWP-6 of this free writing prospectus.

[4]

Any payment on the Notes, including the contingent protection feature, is dependent on the ability of Barclays Bank PLC, as issuer, to satisfy its obligations when they come due and is not either directly or indirectly, an obligation of any third party.

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Coupon Payment Dates

Coupons will be paid in arrears twelve equal monthly installments on the coupon payment dates listed below.

December 31, 2010	June 30, 2011
January 31, 2011	July 29, 2011
February 28, 2011	August 31, 2011
March 31, 2011	September 30, 2011
April 29, 2011	October 31, 2011
May 31, 2011	November 30, 2011

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in the “Certain U.S. Federal Income Tax Considerations” section on page S-120 of the accompanying prospectus supplement. The following discussion supplements the discussion in the “Certain U.S. Federal Income Tax Considerations” section on page S-120 of the accompanying prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and Barclays hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument (the “Deposit”) and a put option contract (the “Put Option”) in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Deposit component—Amounts treated as interest on the Deposit would be subject to general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers (that do not elect to accrue interest currently) would include interest into income upon receipt of such interest. However, because under certain circumstances, the Notes may be outstanding for more than one year, it is possible that the Deposit may not be treated as a short-term obligation. In that event, amounts treated as interest on the Deposit would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes.

Put Option component—The Put Option component would generally not be taxed until sale or maturity. At maturity, the Put Option component either would be taxed as a short-term capital gain if the principal is repaid in cash or would reduce the basis of any underlying equity if you receive (or are deemed to receive if the cash equivalent is paid) the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the Deposit and a payment with respect to the Put Option as follows:

Underlying Stocks	Coupon per Annum (to be determined on trade date)	Deposit Interest Component per Annum	Put Option Premium Component per Annum
American depositary shares of Vale S.A.	8.35% to 10.85%	•%	•%
Common stock of Celanese Corporation	8.50% to 11.00%	•%	•%
Common stock of JPMorgan Chase & Co.	6.60% to 9.10%	•%	•%
American depositary shares of BHP Billiton Limited	8.25% to 10.75%	•%	•%

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in the “Certain U.S. Federal Income Tax Considerations” section on page S-120 of the accompanying prospectus supplement for a more detailed description of the tax treatment of your Notes.

In addition, the Internal Revenue Service Notice 2008-2 may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, Barclays intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and in the “Certain U.S. Federal Income Tax Considerations” section on page S-120 of the accompanying prospectus supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets—Holders that are individuals (and, to the extent provided in future regulations, entities) may be subject to reporting obligations with respect to their Notes if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. This information reporting requirement is generally applicable for taxable years beginning after March 18, 2010. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, please see the discussion in the “Certain U.S. Federal Income Tax Considerations” section on page S-120 of the accompanying prospectus supplement and consult your tax advisor.

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Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦

Risk of Loss of Contingent Protection—Your principal will be protected only if the final price of the underlying stock is not below the trigger price on the final valuation date and the Notes are held to maturity. If the final price of the underlying stock is below the trigger price on the final valuation date, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the underlying stock. Greater expected volatility with respect to the Note’s underlying stock reflects a higher expectation as of the trade date that the underlying stock could close below the trigger price on the final valuation date of the Note. This greater expected volatility and the greater risk that the final price of the underlying stock is below the trigger price on the final valuation date will generally be reflected in a higher coupon payable on the Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock could fall sharply, which could result in a significant loss of principal. The contingent protection feature is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party.

♦

The amount you receive on the Notes at maturity will exceed their stated principal amount only in limited circumstances—Even though you will be subject to the risk of a decline in the price of the underlying stock, you will generally not participate in any appreciation in the price of the underlying stock. Your return on the Notes at maturity will not exceed the coupon payable on the Notes, unless (1) the final price of the underlying stock is less than the trigger price on the final valuation date (and, therefore, you receive shares instead of cash at maturity) and (2) the market price of the underlying stock at maturity is greater than the initial price. Such an increase in price is not likely to occur.

♦

Single Stock Risk—The price of an underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Notes. We and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation of 2.00% per Note to the principals, agents and dealers in connection with the distribution of the Notes.

♦

There may be little or no secondary market for the Notes—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to sell your Notes, if at all, is likely to depend on the price, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

♦

Owning the Notes is not the same as owning the underlying stock—The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation unless the final price of the underlying stock is below the trigger price. Moreover, you will only participate in the appreciation in these circumstances if the market price of the underlying stock on the maturity date is greater than the initial price. Such an increase in price is not likely to occur.

♦

Credit of Issuer—The Notes are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any contingent protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Notes.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

Price prior to maturity—The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

♦

Impact of fees on secondary market prices—Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦

Potential Barclays Bank PLC impact on market price of underlying stock—Trading or transactions by Barclays Bank PLC or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stocks and, therefore, the market value of the Notes.

♦

Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates—Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish

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research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

♦

Antidilution adjustments—For certain corporate events affecting the applicable underlying stock, the calculation agent may make adjustments to the share delivery amount and the trigger price applicable to such underlying stock. However, the calculation agent will not make such adjustments in response to all events that could affect the applicable underlying stock. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus, the prospectus supplement or the applicable pricing supplement as necessary to achieve an equitable result.

♦

In some circumstances, the payment you receive on the Notes may be based on the common stock or American depositary shares of another company and not the underlying stock—Following certain corporate events relating to the respective issuer of the underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock or American depositary shares of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash equal to your principal amount unless the final price of the underlying stock is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events).

♦

Exchange Rate Risk—Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Notes linked to American depositary shares.

♦

The Notes linked to American Depositary Shares are Subject to Risks Associated with Foreign Securities Markets—Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Notes linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦

Uncertain tax treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Certain U.S. Federal Income Tax Considerations” on page S-120 of the accompanying prospectus supplement and consult your tax advisor about your tax situation.

FWP-6

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Coupon per annum**:	9.18% (or $0.19125 per monthly period)
Initial price of the underlying stock:	$25.00 per share
Trigger price:	$20.00 (80.00% of the initial price)
Principal amount:	$25.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	2.00%

*	Actual coupon and terms for each Note to be set on the trade date.
**	Coupon payment will be paid in arrears in twelve equal monthly installments during the term of the Note on an unadjusted basis.
***	Dividend yield assumed received by holders of the hypothetical underlying stock during the term of the Notes.

Scenario #1: The final price of the underlying stock is not below the trigger price of $20.00.

Since the final price of the underlying stock is not below the trigger price of $20.00, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) is less than 9.18%.

If the closing price of the underlying stock on the final valuation date is $25.00 (no change in the price of the underlying stock):

Payment at Maturity:	$25.00
Coupon:	$2.295	($0.19125 × 12 = $2.295)

Total	$27.295
Total Return on the Notes:	9.18%

In this example, the total return on the Notes is 9.18% while the total return on the underlying stock is 2.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $32.50 (an increase of 30%):

Payment at Maturity:	$25.00
Coupon:	$2.295	($0.19125 × 12 = $2.295)

Total	$27.295
Total Return on the Notes:	9.18%

In this example, the total return on the Notes is 9.18% while the total return on the underlying stock is 32.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $21.25 (a decline of 15%):

Payment at Maturity:	$25.00
Coupon:	$2.295	($0.19125 × 12 = $2.295)

Total	$27.295
Total Return on the Notes:	9.18%

In this example, the total return on the Notes is 9.18% while the total return on the underlying stock is a loss of 13% (including dividends).

Scenario #2: The final price of the underlying stock is below the trigger price of $20.00.

Since the final price of the underlying stock is below the trigger price of $20.00, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the maturity date is $11.25 (a decline of 55%):

Value of share received:	$11.25
Coupon:	$2.295	($0.19125 × 12 = $2.295)

Total	$13.545
Total Return on the Notes:	-45.82%

In this example, the total return on the Notes is a loss of 45.82% while the total return on the underlying stock is a loss of 53% (including dividends).

If the closing price of the underlying stock on the maturity date is $16.25 (a decline of 35%):

Value of share received:	$16.25
Coupon:	$2.295	($0.19125 × 12 = $2.295)

Total	$18.545
Total Return on the Notes:	-25.82%

In this example, the total return on the Notes is a loss of 25.82% while the total return on the underlying stock is a loss of 33% (including dividends).

FWP-7

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	12 months
Coupon per annum**:	9.18% (or $0.19125 per monthly period)
Initial price:	$25.00 per share
Trigger price:	$20.00 (80.00% of the initial price)
Principal amount:	$25.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	2.00%

*	Actual coupon and terms for each Note to be set on the trade date.
**	Coupon payment will be paid in arrears in twelve equal monthly installments during the term of the Note on an unadjusted basis.
***	Dividend yield assumed received by holders of the hypothetical underlying stock during the term of the Notes.

Underlying Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return on the Underlying Stock at Maturity(4)	Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity(5)	Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)
$37.50	50.00%	52.00%	$27.295	9.18%	n/a	n/a
$36.25	45.00%	47.00%	$27.295	9.18%	n/a	n/a
$35.00	40.00%	42.00%	$27.295	9.18%	n/a	n/a
$33.75	35.00%	37.00%	$27.295	9.18%	n/a	n/a
$32.50	30.00%	32.00%	$27.295	9.18%	n/a	n/a
$31.25	25.00%	27.00%	$27.295	9.18%	n/a	n/a
$30.00	20.00%	22.00%	$27.295	9.18%	n/a	n/a
$28.75	15.00%	17.00%	$27.295	9.18%	n/a	n/a
$27.50	10.00%	12.00%	$27.295	9.18%	n/a	n/a
$26.25	5.00%	7.00%	$27.295	9.18%	n/a	n/a
$25.00	0.00%	2.00%	$27.295	9.18%	n/a	n/a
$23.75	-5.00%	-3.00%	$27.295	9.18%	n/a	n/a
$22.50	-10.00%	-8.00%	$27.295	9.18%	n/a	n/a
$21.25	-15.00%	-13.00%	$27.295	9.18%	n/a	n/a
$20.00	-20.00%	-18.00%	$27.295	9.18%	n/a	n/a
$18.75	-25.00%	-23.00%	n/a	n/a	$21.045	-15.82%
$17.50	-30.00%	-28.00%	n/a	n/a	$19.795	-20.82%
$16.25	-35.00%	-33.00%	n/a	n/a	$18.545	-25.82%
$15.00	-40.00%	-38.00%	n/a	n/a	$17.295	-30.82%
$13.75	-45.00%	-43.00%	n/a	n/a	$16.045	-35.82%
$12.50	-50.00%	-48.00%	n/a	n/a	$14.795	-40.82%
$11.25	-55.00%	-53.00%	n/a	n/a	$13.545	-45.82%
$10.00	-60.00%	-58.00%	n/a	n/a	$12.295	-50.82%
$ 8.75	-65.00%	-63.00%	n/a	n/a	$11.045	-55.82%
$ 7.50	-70.00%	-68.00%	n/a	n/a	$ 9.795	-60.82%
(1)	A trigger event does not occur if the final price of the underlying stock is not below the trigger price.
(2)	A trigger event occurs if the final price of the underlying stock is below the trigger price.
(3)

The final stock price is as of the final valuation date, if the final price of the underlying stock is not below the trigger price. If the final price of the underlying stock is below the trigger price, the final stock price is as of the final valuation date and the maturity date. The final stock price range is provided for illustrative purposes only. The actual stock price return may be below -70% and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the underlying stock includes a 2.00% cash dividend payment.
(5)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.
(6)	Payment will consist, in part, of shares of the underlying stock valued as of the maturity date.
(7)

If a trigger event occurs, the total return on the Notes at maturity will only be positive in the event that the market price of the underlying stock on the maturity date is substantially greater than the final price of such underlying stock on the final valuation date. Such an increase in price is not likely to occur.

FWP-8

Information about the Underlying Stocks

Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2004, 2005, 2006, 2007, 2008 and 2009 and for the first, second and third calendar quarters of 2010. Partial data is provided for the fourth calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

FWP-9

Vale S.A.

According to publicly available information, Vale S.A. (the “Company”), is the second-largest metals and mining company in the world and the largest in the Americas, based on market capitalization. The Company is a producer of iron ore and iron ore pellets and also a producer of nickel. The Company is one of the world’s largest producers of manganese ore, ferroalloys and kaolin. The Company also produces bauxite, alumina, aluminum, copper, coal, cobalt, precious metals, potash and other products. To support the Company’s growth strategy, the Company is engaged in mineral exploration efforts in 21 countries around the globe. The Company operates logistics systems in Brazil, including railroads, maritime terminals and a port, which are integrated with other mining operations. In addition, the Company is building a maritime freight portfolio to transport iron ore. Directly and through affiliates and joint ventures, the Company has investments in the energy and steel businesses.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15030. The Company’s American Depositary shares are listed on the New York Stock Exchange under the ticker symbol “VALE”.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Company’s American depositary shares, based on daily closing prices on the primary exchange for the Company’s American depositary shares, as reported by Bloomberg. The Company’s closing price on November 18, 2010 was $32.58. The actual initial price will be the closing price of the Company’s American depositary shares on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$ 5.24	$ 4.16	$ 4.58
4/1/2004	6/30/2004	$ 4.76	$ 3.52	$ 3.96
7/1/2004	9/30/2004	$ 5.67	$ 3.87	$ 5.62
10/1/2004	12/31/2004	$ 7.25	$ 5.08	$ 7.25
1/3/2005	3/31/2005	$ 9.14	$ 6.51	$ 7.90
4/1/2005	6/30/2005	$ 8.00	$ 6.40	$ 7.32
7/1/2005	9/30/2005	$11.20	$ 7.38	$10.97
10/3/2005	12/30/2005	$11.27	$ 9.21	$10.29
1/3/2006	3/31/2006	$12.82	$10.57	$12.13
4/3/2006	6/30/2006	$14.55	$10.04	$12.02
7/3/2006	9/29/2006	$12.22	$ 9.88	$10.78
10/2/2006	12/29/2006	$15.17	$10.45	$14.87
1/3/2007	3/30/2007	$18.80	$13.76	$18.50
4/2/2007	6/29/2007	$23.78	$18.69	$22.28
7/2/2007	9/28/2007	$33.98	$19.11	$33.93
10/1/2007	12/31/2007	$37.75	$31.00	$32.67
1/2/2008	3/31/2008	$37.22	$26.51	$34.64
4/1/2008	6/30/2008	$43.91	$34.44	$35.82
7/1/2008	9/30/2008	$34.50	$16.70	$19.15
10/1/2008	12/31/2008	$18.58	$ 8.80	$12.11
1/2/2009	3/31/2009	$17.70	$11.90	$13.30
4/1/2009	6/30/2009	$20.83	$13.82	$17.63
7/1/2009	9/30/2009	$23.28	$15.88	$23.13
10/1/2009	12/31/2009	$29.53	$22.30	$29.03
1/4/2010	3/31/2010	$32.29	$25.18	$32.19
4/1/2010	6/30/2010	$34.55	$23.95	$24.35
7/1/2010	9/30/2010	$31.27	$24.34	$31.27
10/1/2010	11/18/2010*	$33.82	$31.47	$32.58

*	As of the date of this free writing prospectus information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 18, 2010. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2010.

FWP-10

The graph below illustrates the performance of the Company’s American depositary shares from March 21, 2002 through November 18, 2010, based on information from Bloomberg. The dotted line represents the hypothetical trigger price, equal to 80% of the closing price on November 18, 2010. The actual trigger price applicable to the Notes will be determined on the trade date and will equal 80% of the closing price of the Company’s American depositary shares on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-11

Celanese Corporation

According to publicly available information, Celanese Corporation (the “Company”) was formed in 2004 when affiliates of The Blackstone Group purchased 84% of the ordinary shares of Celanese GmbH, formerly known as Celanese AG, a diversified German chemical company. The Company was incorporated in 2005 under the laws of the state of Delaware and its shares are traded on the New York Stock Exchange under the symbol “CE”. During the period from 2005 through 2007, Celanese Corporation purchased the remaining 16% interest in Celanese GmbH.

The Company is a global producer of chemicals and advanced materials. It is a producer of acetyl products, which are intermediate chemicals for nearly all major industries, as well as a global producer of high performance engineered polymers that are used in a variety of high-value, end-use applications. The Company’s operations are primarily located in North America, Europe and Asia.

The Company’s global customer base primarily consists of major companies in an array of industries. For the year ended December 31, 2009, approximately 27% of the Company’s net sales were to customers located in North America, 42% to customers in Europe and Africa, 28% to customers in Asia-Pacific and 3% to customers in South America.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32410. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “CE”.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Company’s common stock, based on daily closing prices on the primary exchange for the Company’s common stock, as reported by Bloomberg. The Company’s closing price on November 18, 2010 was $36.82. The actual initial price will be the closing price of the Company’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$18.09	$15.57	$17.99
4/1/2005	6/30/2005	$18.10	$14.06	$15.89
7/1/2005	9/30/2005	$20.06	$15.97	$17.25
10/3/2005	12/30/2005	$19.64	$16.26	$19.12
1/3/2006	3/31/2006	$21.90	$19.02	$20.97
4/3/2006	6/30/2006	$22.73	$18.66	$20.42
7/3/2006	9/29/2006	$20.62	$17.25	$17.90
10/2/2006	12/29/2006	$25.88	$17.59	$25.88
1/3/2007	3/30/2007	$31.27	$24.76	$30.84
4/2/2007	6/29/2007	$38.78	$30.99	$38.78
7/2/2007	9/28/2007	$41.98	$32.37	$38.98
10/1/2007	12/31/2007	$44.33	$35.67	$42.32
1/2/2008	3/31/2008	$43.02	$33.79	$39.05
4/1/2008	6/30/2008	$50.00	$40.46	$45.66
7/1/2008	9/30/2008	$45.41	$25.91	$27.91
10/1/2008	12/31/2008	$26.50	$ 7.60	$12.43
1/2/2009	3/31/2009	$14.96	$ 7.52	$13.37
4/1/2009	6/30/2009	$23.86	$14.18	$23.75
7/1/2009	9/30/2009	$27.50	$20.52	$25.00
10/1/2009	12/11/2009	$33.08	$23.88	$32.10
1/4/2010	3/31/2010	$34.55	$29.10	$31.85
4/1/2010	6/30/2010	$34.86	$24.91	$24.91
7/1/2010	9/30/2010	$32.94	$23.84	$32.10
10/1/2010	11/18/2010*	$39.07	$31.57	$36.82

*	As of the date of this free writing prospectus information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 18, 2010. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2010.

FWP-12

The graph below illustrates the performance of the Company’s common stock from January 21, 2005 through November 18, 2010, based on information from Bloomberg. The dotted line represents the hypothetical trigger price, equal to 80% of the closing price on November 18, 2010. The actual trigger price applicable to the Notes will be determined on the trade date and will equal 80% of the closing price of the Company’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-13

JPMorgan Chase & Co.

According to publicly available information, JPMorgan Chase & Co. (the “Company”) is a financial holding company incorporated under Delaware law in 1968.

The Company’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with U.S. branches in 23 states, and Chase Bank USA, National Association, a national banking association that is the Company’s credit card–issuing bank. The Company’s principal nonbank subsidiary is J.P. Morgan Securities Inc., the Company’s U.S. investment banking firm. The bank and nonbank subsidiaries of the Company operate nationally as well as through overseas branches and subsidiaries, representative offices and subsidiary foreign banks.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05805. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “JPM”.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Company’s common stock, based on daily closing prices on the primary exchange for the Company’s common stock, as reported by Bloomberg. The Company’s closing price on November 18, 2010 was $39.66. The actual initial price will be the closing price of the Company’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$43.01	$36.55	$41.95
4/1/2004	6/30/2004	$42.26	$35.19	$38.77
7/1/2004	9/30/2004	$40.10	$35.85	$39.73
10/1/2004	12/31/2004	$40.34	$37.02	$39.01
1/3/2005	3/31/2005	$39.15	$34.58	$34.60
4/1/2005	6/30/2005	$36.26	$33.77	$35.32
7/1/2005	9/30/2005	$35.86	$33.58	$33.93
10/3/2005	12/30/2005	$40.31	$33.27	$39.69
1/3/2006	3/31/2006	$42.11	$38.05	$41.64
4/3/2006	6/30/2006	$46.65	$39.95	$42.00
7/3/2006	9/29/2006	$47.22	$40.71	$46.96
10/2/2006	12/29/2006	$48.95	$46.01	$48.30
1/3/2007	3/30/2007	$51.65	$46.70	$48.38
4/2/2007	6/29/2007	$53.20	$48.24	$48.45
7/2/2007	9/28/2007	$50.05	$43.00	$45.82
10/1/2007	12/31/2007	$47.58	$40.46	$43.65
1/2/2008	3/31/2008	$48.25	$36.48	$42.95
4/1/2008	6/30/2008	$49.25	$34.31	$34.31
7/1/2008	9/30/2008	$48.24	$31.02	$46.70
10/1/2008	12/31/2008	$49.85	$22.72	$31.53
1/2/2009	3/31/2009	$31.35	$15.90	$26.58
4/1/2009	6/30/2009	$38.94	$27.25	$34.11
7/1/2009	9/30/2009	$46.47	$32.27	$43.82
10/1/2009	12/11/2009	$47.16	$40.27	$41.67
1/4/2010	3/31/2010	$45.02	$37.70	$44.75
4/1/2010	6/30/2010	$47.81	$35.63	$36.61
7/1/2010	9/30/2010	$41.64	$35.63	$38.07
10/1/2010	11/18/2010*	$40.94	$36.96	$39.66

*	As of the date of this free writing prospectus information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 18, 2010. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2010.

FWP-14

The graph below illustrates the performance of the Company’s common stock from March 21, 2002 through November 18, 2010, based on information from Bloomberg. The dotted line represents the hypothetical trigger price, equal to 80% of the closing price on November 18, 2010. The actual trigger price applicable to the Notes will be determined on the trade date and will equal 80% of the closing price of the Company’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-15

BHP Billiton Limited

According to publicly available information, BHP Billiton Limited (the “Company”) is a natural resources company. The Company invests in assets designed to provide a portfolio of export-oriented commodities: steelmaking products—iron ore, metallurgical coal, manganese; non-ferrous products—copper, aluminium, nickel, diamonds, potash; and energy products—petroleum, energy coal, uranium.

The Company is headquartered in Melbourne, Australia, and consists of the BHP Billiton Limited Group and the BHP Billiton Plc Group as a combined enterprise, following the completion of the Dual Listed Company (DLC) merger in June 2001.

As of 30 June 2010, the Company had approximately 100,000 employees and contractors working in more than 100 operations in over 25 countries.

The Company operates nine businesses, called Customer Sector Groups (CSGs), which are aligned with the commodities it extracts and markets: petroleum, aluminium, base metals, diamonds and specialty products, stainless steel materials, iron ore, manganese, metallurgical coal, and energy coal.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09526. The Company’s American Depositary shares are listed on the New York Stock Exchange under the ticker symbol “BHP”.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Company’s American depositary shares, based on daily closing prices on the primary exchange for the Company’s American depositary shares, as reported by Bloomberg. The Company’s closing price on November 18, 2010 was $87.25. The actual initial price will be the closing price of the Company’s American depositary shares on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
4/1/2004	6/30/2004	$19.38	$15.70	$17.52
7/1/2004	9/30/2004	$20.89	$17.50	$20.75
10/1/2004	12/31/2004	$24.30	$19.90	$24.02
1/3/2005	3/31/2005	$30.76	$22.65	$27.98
4/1/2005	6/30/2005	$28.53	$23.75	$27.30
7/1/2005	9/30/2005	$34.24	$27.35	$34.18
10/3/2005	12/30/2005	$33.72	$29.41	$33.42
1/3/2006	3/31/2006	$40.22	$34.22	$39.85
4/3/2006	6/30/2006	$49.21	$36.38	$43.07
7/3/2006	9/29/2006	$44.15	$36.19	$37.88
10/2/2006	12/29/2006	$43.67	$36.57	$39.75
1/3/2007	3/30/2007	$48.73	$37.16	$48.45
4/2/2007	6/29/2007	$60.39	$48.51	$59.75
7/2/2007	9/28/2007	$78.60	$52.27	$78.60
10/1/2007	12/31/2007	$87.33	$67.79	$70.04
1/2/2008	3/31/2008	$75.75	$57.82	$65.85
4/1/2008	6/30/2008	$95.00	$66.91	$85.19
7/1/2008	9/30/2008	$82.86	$50.50	$51.99
10/1/2008	12/31/2008	$51.35	$24.62	$42.90
1/2/2009	3/31/2009	$48.45	$33.56	$44.60
4/1/2009	6/30/2009	$61.86	$44.38	$54.73
7/1/2009	9/30/2009	$68.89	$49.54	$66.01
10/1/2009	12/11/2009	$77.90	$62.63	$76.58
1/4/2010	3/31/2010	$81.80	$67.90	$80.32
4/1/2010	6/30/2010	$82.86	$58.44	$61.99
7/1/2010	9/30/2010	$76.97	$62.42	$76.32
10/1/2010	11/18/2010*	$92.14	$76.38	$87.25

*	As of the date of this free writing prospectus information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 18, 2010. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2010.

FWP-16

The graph below illustrates the performance of the Company’s American depositary shares from March 21, 2002 through November 18, 2010, based on information from Bloomberg. The dotted line represents the hypothetical trigger price, equal to 80% of the closing price on November 18, 2010. The actual trigger price applicable to the Notes will be determined on the trade date and will equal 80% of the closing price of the Company’s American depositary shares on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-17

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

FWP-18